                                                                     EXHIBIT 4.3


This Security Has Not Been Registered Under The Securities Act Of 1933, As Amended, or any State Securities Laws. It May Not Be Sold or Offered for Sale Except Pursuant To An Effective Registration Statement Under Said Act and any Applicable State Securities Law Or An Applicable Exemption From Such Registration Requirements.


No. ____                                                             $5,000,000

                           U.S. PLASTIC LUMBER CORP.

                11.5% CONVERTIBLE DEBENTURE DUE DECEMBER 1, 2001

         THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of U.S. PLASTIC LUMBER CORP., a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as the Company's 11.5% Convertible Debentures Due December 1, 2001, in an aggregate principal amount not exceeding Five Million U.S. Dollars (U.S.$5,000,000) (the "Debenture").

         FOR VALUE RECEIVED, the Company promises to pay to Stout Partnership, a New Jersey general partnership, the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of Five Million U.S. DOLLARS (U.S.$5,000,000) on December 1, 2001 (the "Maturity Date") and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 11.5% per annum payable monthly in arrears on the first day of each month (each an "Interest Payment Date"), with the first such payment due on January 1, 2001. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). The parties agree that this Debenture will act as a revolving credit facility during its term. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Convertible Debenture Purchase Agreement dated as of December 1, 2000 between the Company and the Holder and the other parties thereto (the "Purchase Agreement").

         The principal of, interest on, and default payments (referred to below) in respect of this Debenture are payable in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time.

         The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

         The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

         This Debenture is subject to the following additional provisions:

         1. DENOMINATION. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

         3. DEFINITIONS. For purposes hereof the following definitions shall apply:

                  "Change in Control Transaction" shall mean the occurrence of
(x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power.

                  "Closing Date" shall mean the date of original issuance of this Debenture.

                  "Common Stock" shall mean the common stock, par value $0.0001, of the Company.

                  "Conversion Notice" shall have the meaning set forth in Paragraph 5(d).

                  "Conversion Price" shall have the meaning set forth in
Section 5(c).

                  "Conversion Rate" shall have the meaning set forth in Paragraph 5(b).

                  "Forced Conversion Date" shall mean the Maturity Date, without taking into consideration any acceleration thereof by reason of default, required redemption, or otherwise. The Forced Conversion Date shall be subject to deferral as provided for herein.

                  "Holder Conversion Date" shall have the meaning set forth in Paragraph 5(d).

                  "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

                           (i)      If the Common Stock is listed on NASDAQ,
the closing bid price on the date of valuation;

                           (ii)     If the Common Stock is listed on the New
York Stock Exchange or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

                           (iii)    If neither (i) nor (ii) apply but the
Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the lowest sales price or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                           (iv)     If neither clause (i), (ii) or (iii) above
applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

                  "Trading Day" shall mean a day on which the Common Stock is traded on the NASDAQ or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

         4. CHANGE IN CONTROL, ETC. If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a redemption price equal to 100% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement and up to 10 days after the effective date of the Change in Control Transaction. For purposes of this Paragraph 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

         5. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights.

                  (a) Holder's Right to Convert. This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                  (b) Conversion Price for Holder Converted Shares. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                   P + I + D
                         ------------------------------
                                Conversion Price

         P = Outstanding Principal Amount of this Debenture submitted for conversion

         I = accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date

         D = default payments (not previously added to principal) as of the Holder Conversion Date

                           The number of shares of Common Stock into which each
$1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

                  (c) Conversion Price. This Debenture will have a conversion price (the "Conversion Price") equal to the lower of (i) $2.00 per share, or (ii) the lowest closing price of the Common Stock on the principal trading market for such Common Stock during the four (4) Trading Days prior to but not including the Holder Conversion Date.

                  (d) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder
(i) shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion, and (ii) as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures. If a Holder is converting less than the maximum number of shares it may convert under its Debenture, the Company shall reissue the Debenture with the appropriate remaining principal amount as soon as practicable after the Company shall have received the Holder's surrendered Debenture.

                           The Company shall issue and deliver within one
business day of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           In lieu of delivering physical certificates
representing the Common Shares issuable upon conversion of Debentures (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 and 6 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

         6.       CONVERSION UPON MATURITY.

                  (a) At the Forced Conversion Date, the Outstanding Principal Amount of, and all accrued and unpaid interest on, and default payments and all other amounts owing under, all Debentures outstanding at such time shall be paid in full in cash unless the Holder has elected to convert to Common Stock of the Company in accordance with the terms of the Debentures and the Purchase Agreement, without notice; provided, however, in such instance, that the Forced Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days (A) there is not a sufficient amount of shares of Common Stock available for conversion of all outstanding Debentures; or (B) for any other reason there is a default in the obligations of the Company under this Debenture or the Purchase Agreement.

                  In the event of conversion to Common Stock, the Company shall issue and deliver within T+3 after delivery to the Company of this Debenture, or after receipt of the agreement and indemnification described in paragraph 5(d) above, to the Holder of the Debenture at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled hereunder, together with a calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Forced Conversion Date. The Forced Conversion Date shall be a "Holder Conversion Date" for purposes of this Debenture.

         7. COMPANY'S RIGHT OF REDEMPTION. Notwithstanding anything to the contrary in this Agreement, the Company shall have the absolute right to redeem this Debenture, in whole or in part, at any time, without notice or penalty. Additionally, the Company may reduce the Outstanding Principal, in whole or in part, at any time, and re-borrow (so long as no Event of Default exists) and increase the Outstanding Principal up to the limit of the $5,000,000 Debenture at any time during the term of this Debenture, in effect using this debt instrument as a revolving credit facility.

         8.       STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS.

                  (a) If the Company, at any time while the Debentures are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) issue any securities payable in shares of Common Stock, (iii) subdivide the outstanding shares of Common Stock into a larger number of shares,
(iv) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

                  (b) (1) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

                           (2)      If at any time or from time to time after
the Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph
8), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the Holders of the Debentures so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization.

                  (c) Whenever any element of the Conversion Price is adjusted pursuant to Section 8(a) or (b), the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (d) In the event of any setting by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         9. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

         10.      RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                  (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 100% of the maximum number of shares of Common Shock as shall be issuable (taking into account the adjustments and restrictions of Sections 5 and 8 hereof) upon the conversion of all of the Debentures pursuant hereto. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

         11. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

         12. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

         13. OBLIGATIONS ABSOLUTE. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and default payments on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

         14. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         15. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

         16. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture or the Purchase Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

         17. DEFAULTS. If one or more of the following described "Events of Default" shall occur:

                  (a) The Company shall default in the payment of (i) interest on this Debenture (subject to the Company's option to pay Common Stock Interest), and such default shall continue for five (5) business days after the due date thereof, or (ii) the principal of this Debenture; or

                  (b) Any of the representations or warranties made by the Company herein, in the Purchase Agreement or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made; or

                  (c) The Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

                  (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

                  (g) The Company shall sell or otherwise transfer all or substantially all of its assets; or

                  (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  (i) The Company shall be in default of any of its indebtedness, including but not limited to its senior lending facility, and the holders thereof shall have accelerated such indebtedness; or

                  (j) The Company shall be in material default of any of its indebtedness that gives the holder thereof the right to accelerate such indebtedness; or

                  (k) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

                  (l) A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced; or

                  (m) Mark Alsentzer is removed or resigns, voluntarily or involuntarily, as Chairman and/or CEO of the Company; or

                  (n) August C. Schultes, III and/or Gary J. Ziegler are removed or resign, voluntarily or involuntarily, from the Board of Directors of the Company.

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to 100% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture.

         18. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

         19. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

         20. ASSIGNMENT, ETC. The Holder (but not the Company) may without notice, transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

         21. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

         22. CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture.

         23. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

         24. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         25. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

         26. GOVERNING LAW; CONSENT TO JURISDICTION. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts to be executed and performed entirely within such state. The Company (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal court located in New Jersey for the purposes of any suit, action or proceeding arising out of or related to this Debenture and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party as provided herein and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.




         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                    DATED: December 1, 2000

                                    U.S. PLASTIC LUMBER CORP.


                                    By:
                                       ----------------------------------------
                                       Name: Bruce C. Rosetto
                                       Title: Vice President and General Counsel